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             Analyst Contact:      Media Contact:
             James E. Koenig       William J. Plunkett
             (708) 572-8822        (708) 572-8898


          WMX TECHNOLOGIES, INC. ANNOUNCEMENTS:

             .  Board Authorizes Share Repurchase Program
             .  Waste Management International Charge
             .  Rust International Unit's Process Engineering and
                Construction Businesses To Be Sold

          Oak Brook, Illinois, December 12, 1995 -- WMX Technologies, Inc. announced today that its Board of Directors has authorized the repurchase by the Company of up to 25 million shares of its common stock in the open market or in privately negotiated transactions over the next 24-month period. The Company currently has approximately 487 million shares of common stock outstanding.
This authorization replaces an existing common stock repurchase program which will expire in the first quarter of 1996.

          Dean L. Buntrock, Chairman of the Board and Chief Executive Officer, stated that "The Board's action reaffirms its commitment to the strategy begun in 1994 which focuses on increasing the Company's returns on its investments in place and on generating increasing levels of cash flow while maintaining reasonable earnings growth. We are confident that the Company will meet its 1995 objective of generating in excess of $500 million in cash flow and we anticipate an increase in cash flow during 1996. We also expect that the Company's 1996 capital expenditures budget will be no greater than the level of capital spending in 1995."

          The Company noted that its 56 percent owned Wheelabrator Technologies Inc. subsidiary has also announced an increased common stock repurchase program covering 20 million of that Company's approximately 183 million outstanding shares.

          Separately, the Company reported that a largely non-cash exceptional charge announced today by its majority owned Waste Management International plc subsidiary would reduce the Company's net income in the fourth quarter by approximately $111 million, or $.23 per share. The charge follows the completion of a thorough review of Waste Management International's operations and management structure and reflects the subsidiary's intention
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to refocus on its core waste services business.  Waste Management International indicated that it would record an exceptional charge in the fourth quarter of
96.4 million pounds after tax primarily related to the actions it is taking to sell or discontinue non-core businesses and investments as well as core businesses and investments in low potential markets, abandon certain hazardous waste treatment and processing technologies, and streamline its country management organization.

          WMX also reported that as a result of the Company's ongoing strategic review, its Rust International Inc. subsidiary will sell its process engineering and construction businesses and focus on its environmental and infrastructure engineering and consulting practices. The businesses to be sold are expected to generate $800-850 million in gross revenues for Rust in 1995. The Company said that Rust will engage investment bankers to review the operations selected for divestiture in order to determine whether their carrying value should be adjusted prior to sale. Depending on the outcome of this review, which is expected to be completed within the next 45 days, the Company also said that it might record a non-cash charge in the fourth quarter.

          "These recent actions at Waste Management International and Rust," said Mr. Buntrock, "are indicative of the ongoing efforts of the Company's management to identify businesses, investments and assets that either do not support the Company's environmental services mission or which do not provide sufficient returns on invested capital."

          WMX Technologies is the leading international environmental services company. Based in Oak Brook, Illinois, its principal subsidiaries include Waste Management, Inc., Chemical Waste Management, Inc., Wheelabrator Technologies Inc., Rust International Inc., and Waste Management International plc.

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                                   SIGNATURES
                                   ----------

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                 WMX TECHNOLOGIES, INC.

                                 By:   /s/ Thomas A. Witt
                                      --------------------------------------
                                      Thomas A. Witt
                                      Vice President

Dated: December 12, 1995

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